Exhibit 10.1

July 16, 2020

David P. Meeker, M.D.

Dear David:

On behalf of Rhythm Pharmaceuticals, Inc., (the “Company” or “Rhythm”), I am pleased to offer you employment with the Company on the following terms.

Employment. I am pleased to offer you the position of President & CEO, beginning July 20, 2020 (the “Start Date”), reporting to the Board of Directors. You will be responsible for performing the duties and responsibilities as are customarily associated with the position above or as the Company may otherwise assign to you. Your primary place of employment will be in the Company’s offices located in Boston, Massachusetts; however, you will be expected to travel as may be necessary to fulfill your responsibilities. In the course of your employment with the Company, you will be subject to, and required to comply with, all Company policies and procedures and all applicable laws and regulations.

Board Service. You will continue to serve your current term as Chairman of the Company’s Board of Directors until your earlier resignation or removal. As an employee of the Company, beginning on the Start Date, you will cease to receive additional compensation for your service as a member of the Board of Directors, under the Company’s Non-Employee Director Compensation Policy or otherwise. However, your employment with the Company will constitute continued service for purposes of your outstanding Company stock options in accordance with the agreements evidencing such stock options.

Base Salary. During your employment, your base salary will be $620,000 annualized, subject to all required and elected taxes and other withholdings. Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

Annual Incentive Bonus. Following the end of each fiscal year and subject to the approval by the Company’s Board of Directors in its sole discretion, you will be eligible to earn an incentive bonus, based on your performance and the Company’s performance, each during the applicable fiscal year, and subject to your continued employment in good standing on the date of payment of such incentive bonus. Your target annual incentive bonus opportunity shall be 60% of your annualized base salary. Your target annual incentive bonus opportunity for your first fiscal year will be pro-rated in accordance with the Company’s policy.

Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its similarly situated executive employees from time to time, subject to the terms and conditions of those programs. The Company’s benefits programs are subject to change at any time in the Company’s sole discretion.

Vacation. You will be eligible for annual paid vacation of 20 days. Your accrual and use of vacation time will be pursuant and subject to any vacation or time off policy the Company may establish or modify from time to time. The Company’s vacation policy is subject to change at any time in the Company’s sole discretion.

Equity Grants. Subject to and upon the approval of the Board of Directors of the Company not later than your Start Date, the Company shall grant to you a stock option (the “Option”) under the Company’s 2017 Equity Incentive Plan, as it may be amended from time to time (the “Plan”), to purchase 900,000 shares (subject to any adjustments for any stock splits, stock dividends, reverse stock splits or recapitalizations that are effected at any time during the period commencing after the date of this offer letter and ending on the grant date of the Option, the “Option Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an exercise price equal to fair market value of the Common Stock, as determined by the Board of Directors of the Company, on the date of the grant of the Option (the “Grant Date”).

David P. Meeker, M.D., page 2

July 16, 2020

Promptly after the Grant Date, the Company and you shall execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof. 1 The Option shall be subject to, and governed by, the terms, provisions, and restrictions on transfer of the Plan, your stock option agreement, any other agreement to which you shall become, or are required to become, a party pursuant to the terms of the Plan.

Upon termination of your employment with the Company, you may exercise the Option to the extent then outstanding and exercisable, but only until the earlier to occur of (i) the expiration of the term of the Option and (ii) the expiration of the limited period of time set forth in the Plan and/or your stock option agreement for the exercise of the Option following termination of your employment with the Company.

Beginning in 2021, you will be eligible to be awarded additional equity grants from time to time in accordance with normal business practice and in the sole discretion of the Company’s Board of Directors. The terms of any future equity grants will be consistent with any plan under which they are granted and the terms of the applicable agreement under which the awards are granted.

Severance. If the Company terminates your employment without Cause (as defined below) or you resign your employment with the Company for Good Reason (as defined below) (in either event, a “Qualifying Termination”), then, subject to your execution of a general release of claims in a form acceptable to the Company (the “Release”), the expiration of any revocation period provided in the Release and your continued compliance with the terms of the NDA (as defined below) (collectively, the “Severance Conditions”), the Company will provide severance pay to you in an amount equal to your then-current base salary rate for a period of 12 months (the “Severance Amount”). If there is a Qualifying Termination within the three months immediately preceding or the 12 months immediately following a “Change of Control” (as defined in the Plan), your Severance Amount shall be increased to an amount equal to your current base salary rate for a period of 18 months (and for the avoidance of doubt, payment of such increased Severance Amount will be subject to satisfaction of the Severance Conditions).

Any Severance Amount to which you may be entitled under this letter will be paid in substantially equal installments in accordance with the Company’s ordinary payroll practices, beginning on the first payroll date following the date that is sixty (60) days after the date of your Separation from Service and with the first installment to include any amounts that would otherwise have been payable prior to such first payroll date. To be eligible for the Severance Amount, you must execute and deliver the Release to the Company and allow it to become effective within thirty (30) days of your Separation from Service.

In addition, if following your Separation from Service, you are eligible for and timely elect continued medical insurance coverage pursuant to COBRA, subject to the satisfaction of the Severance Conditions, the Company will reimburse you for the applicable premiums for you and your eligible dependents during the period commencing on the date of your Separation from Service and ending on the earlier to occur of (a) the final day of the applicable severance period and (b) the date you otherwise become ineligible for continued coverage under COBRA. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall not be obligated to make any such payments or reimbursements to you.

1 The terms to be reflected in the stock option agreement will include the following:

-The Option shall be exercisable for twenty-five percent (25%) of the Option Shares as of the first anniversary of your Start Date, and the remainder of the Option Shares shall become exercisable thereafter in a series of twelve (12) equal quarterly installments until such Option shall have become fully vested and exercisable.

-The vesting and exercisability of the Option shall accelerate in the event the Company terminates your employment without Cause (as defined below) or you resign your employment with the Company for “Good Reason” (as defined below), in either case, within three months immediately preceding or 12 months immediately following a “Change of Control” (as defined below).

David P. Meeker, M.D., page 3

July 16, 2020

To the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any severance to which you are otherwise entitled pursuant to this offer letter shall be (i) reduced by amounts outstanding under any indebtedness, obligations or liabilities owed by you to the Company; (ii) paid in lieu of any severance pay or benefits under any other severance pay plan, program, or policy of the Company, and (iii) reduced and offset by any severance pay or benefits, or similar amounts, payable to you due to your termination of employment under any labor, social or other governmental plan, program, law or policy, and should such other payments or benefits described above be payable, the Severance Amount shall be reduced accordingly or, alternatively, payments of Severance Amounts previously made or provided will be treated as having been paid or provided to satisfy such other obligations.

409A Matters.     Each installment payment provided under this letter shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Code. Notwithstanding anything in this letter to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due will be paid as otherwise provided herein. In no event may you, directly or indirectly, designate the calendar year of any payment to be made to you under this letter, to the extent such payment is subject to Section 409A of the Code. The Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of this letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

Withholding Taxes.     All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.

Definitions

Separation from Service. For purposes of this letter, “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

Cause. “Cause” shall mean the good faith determination by the Board of Directors that any of the following events have occurred: (i) your commission of any crime involving the Company, or any crime involving fraud, breach of trust, physical or emotional harm to any person, moral turpitude or dishonesty; (ii) any unauthorized use or disclosure by you of the Company’s proprietary information (other than any such use or disclosure that is not intentional and is not material); (iii) any intentional misconduct or gross negligence by you that has a material adverse effect on the Company’s business or reputation; (iv) any material breach by you of any agreement between you and the Company that is not cured within thirty (30) days after receipt of written notice from the Company describing any such breach; or (v) your repeated and willful failure to perform the duties, functions and responsibilities of your position after a written warning from the Company.

Good Reason. “Good Reason” shall mean your resignation from all positions you then hold with the Company if: (A) without your written consent (i) there is a material diminution in the nature or scope of your responsibilities, duties, authority, or title, provided that the cessation of your service as Chairman of the Company’s Board of Directors will not constitute such a diminution; (ii) there is a material reduction of your base salary; provided, however, that a material reduction in your base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect you to a proportionally greater extent than other similarly situated employees shall not constitute Good Reason; or (iii) you are required to relocate your primary work location to a facility or location that would increase your one way commute distance by more than thirty-five (35) miles from your primary work location as of immediately prior to such change, (B) you provide written notice outlining such conditions, acts or omissions to the Company’s Chief Financial Officer or General Counsel within thirty (30) days immediately following such material change or reduction, (C) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (D) your resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

David P. Meeker, M.D., page 4

July 16, 2020

Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations. At or prior to the Start Date, you shall execute and deliver for the benefit of the Company the Employee Confidentiality, Assignment of Inventions, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit A (the “NDA”).

At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth in this letter. This letter supersedes all prior understandings, whether written or oral, with respect to the subject matter of this letter.

Cooperation. During your employment with the Company and thereafter, you shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters relating to your employment period with the Company and/or its affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, your appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession). Following your employment term with the Company, the Company shall reimburse you for all reasonable out of pocket travel expenses incurred by you in rendering such services that are approved by the Company.

Representations. You hereby represent and warrant to the Company that the execution, delivery and performance of this offer letter by you do not and shall no conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound.

Entire Agreement. This letter constitutes the entire agreement and understanding between you and the Company with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between you and the Company which may have related to the subject matter hereof in any way, any of which are hereby terminated and cancelled and of no further force or effect without the payment of any consideration by or to either you or the Company.

Amendment. The provisions of this letter may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or course of dealing or failure or delay by you or the Company in enforcing or exercising any of the provisions of this letter shall affect the validity, binding effect or enforceability of the letter or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this letter at the same or any prior or subsequent time.

Parachute Payments. Notwithstanding any other provisions of this letter, any Company plan or any other agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise (all such payments and benefits, including the severance payments and benefits hereunder, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

David P. Meeker, M.D., page 5

July 16, 2020

The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A of the Code and (iv) reduction of any payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

All determinations regarding the application of this Parachute Payments section shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Parachute Payments section, you agree to promptly return the excess amount to the Company.

David, I look forward to working with you in your new role on the Rhythm team. Please indicate your acceptance of this letter of employment by signing a copy of this offer letter and returning it to us.

Sincerely,

Todd T. Foley

On behalf of the Compensation Committee of the Board

The foregoing correctly sets forth the terms of my at-will employment with Rhythm. I am not relying on any representations other than those set forth above.

/s/ David P. Meeker	7/16/2020
David P. Meeker, M.D.	Date